Exhibit h(1)(d)

MASTER TRANSFER AGENCY and SERVICE AGREEMENT

BETWEEN

VALIC RETIREMENT SERVICES COMPANY

AND

VALIC COMPANY I

AND

VALIC COMPANY II

AMENDED AND RESTATED MASTER TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1st day of September, 2014, by and between VALIC Company I, a Maryland corporation and VALIC Company II, a Delaware business trust, each having its principal office and place of business at Houston, Texas (each, the “Fund” and collectively, the “Funds”), and VALIC Retirement Services Company, a Texas corporation having its principal office at 29229 Allen Parkway, Houston, Texas 77019 (the “Transfer Agent”). Each Fund is authorized to issue shares in separate series, with each series representing interests in a separate portfolio of securities and other assets (each, a “Portfolio” and collectively, the “Portfolios”).

WHEREAS, each Fund desires to appoint the Transfer Agent as the Funds’ transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointments;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1. Terms of Appointment.

1.01	Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of the Portfolios (“Shareholders”) and set forth in the currently effective prospectus of the Fund.

1.02	The Transfer Agent hereby accepts such employment and appointment and agrees that on and after the effective date of this Agreement it will act as each Portfolio’s transfer agent, dividend disbursing agent and agent in connection with the other activities described in paragraph 1.01 hereof, on the terms and conditions set forth herein.

Article 2. Duties of the Transfer Agent.

2.01	The Transfer Agent agrees that its duties and obligations hereunder will be performed in a competent, efficient and workman-like manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided.

2.02	The Transfer Agent agrees that it will perform the following services (“Services”), subject to the supervision and control of each Fund’s officers and Board of Directors or Board of Trustees and in compliance with the objectives, policies, and limitations set forth in each Fund’s registration statement, Articles of Incorporation or Declaration of Trust, By-laws, and any additional operating policies or procedures that the Fund communicates to the Transfer Agent in writing, and any applicable laws and regulations:

(a)	Process all orders for the purchase, redemption, exchange or transfer of each Fund’s registered shares in accordance with each Fund’s then current registration statement and compliance policies;

(b)	Provide on a regular basis and no less frequently than quarterly, account statements to registered shareholders of each Portfolio, as well as confirmation statements in connection with purchase, redemption, exchange or transfer transactions, if required;

(c)	Acknowledge correspondence from registered shareholders, and provide such other shareholder correspondence as necessary;

(d)	Provide certain services unique to group plan accounts, including plan participant telephone services, recordkeeping services, and other services for ultimate shareholders of this type;

(e)	Assist with each Fund’s process for mailing proxy materials, shareholder reports and other materials to registered shareholders of each Portfolio;

(f)	Act as dividend disbursing agent for each Portfolio, and, as such, arrange for the appropriate crediting and handling of all dividend and capital gains payments to registered shareholders;

(g)	Withhold from any dividends or distributions paid to registered shareholders of each Portfolio such amounts as may be required by applicable tax laws, rules, or regulations;

(h)	Prepare and file with the Internal Revenue Service, and mail to registered shareholders of each Portfolio, such returns for reporting payments of dividends and distributions as may be required by applicable law;

(i)	Maintain records on behalf of each Portfolio’s registered shareholders and furnish, to each, all information regarding such records as may be required by law or reasonably requested by each Fund’s officers;

(j)	The Transfer Agent may delegate certain responsibilities and recordkeeping services to an affiliate upon written notice to each Fund provided, however, that the Transfer Agent shall be as fully responsible to each Fund for the acts and omissions of any affiliate delegated responsibilities hereunder as it is for its own acts and omissions; and

(k)	Pursuant to procedures established from time to time between each Fund and the Transfer Agent, the Transfer Agent may, as agent and acting on behalf of each Fund, enter into certain sub-transfer agency or service agreements, whereby an intermediary agrees to provide individual shareholder and/or recordkeeping services with respect to investments in each Portfolio that may otherwise be required to be provided by the Transfer Agent hereunder.

Article 3. “Blue Sky” Duties of the Transfer Agent.

3.01	In addition to the above, the Transfer Agent shall provide “Blue Sky” registration and reporting for each Portfolio to offer shares in applicable states and to effect and maintain, as the case may be, including but not limited to, the qualification of shares of each Portfolio that are sold outside of the variable annuity or variable universal life and are for sale under the securities laws of the jurisdictions to qualified plans.

3.02.	The Transfer Agent shall file with each appropriate jurisdiction the applicable materials relating to each Portfolio by the applicable filing deadline; provided however, that each Portfolio shall timely provide, in advance of such filings, all filing fees and documents that are required to effect the relevant filing; provided the Transfer Agent requests such fees and documents in advance of the date they become due.

3.03.	Further, the Transfer Agent shall convey to each Fund any comments received from the regulatory authorities with respect to the Blue Sky filings and shall respond to such comments in such manner as authorized by the Fund.

Article 4. Compensation.

4.01	Each Fund agrees to reimburse the Transfer Agent monthly for the cost of providing services to the shareholders as described in Exhibit A attached hereto.

Article 5. Expenses.

5.01

Each Fund, as to itself, agrees to reimburse the Transfer Agent promptly for its reasonable costs of performing its duties and obligations under this Agreement, including overhead and out-of- pocket expenses or advances paid by the Transfer Agent for postage, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, cost of outside mailing firms, necessary outside record storage costs, media for storage of records and printing costs incurred due to special requirements of each Fund. In addition, any other costs or special out-of-pocket expenses paid by the Transfer Agent at the specific request of a Fund will be promptly reimbursed by such Fund. Any postage for mailings of dividends, proxies, Portfolio reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent at least three business days prior to the mailing date of such materials, or upon such date as mutually agreed.

Article 6. Representations and Warranties of the Transfer Agent.

The Transfer Agent represents and warrants to each Fund that:

6.01	It is a company duly organized and existing and in good standing under the laws of the State of Texas.

6.02	It is duly qualified to carry on its business in the State of Texas.

6.03	It is empowered under applicable laws and by its charter and bylaws to enter into and perform this Agreement.

6.04	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

6.05	It has and will continue to have during the term of this Agreement access to the necessary facilities, equipment and personnel to perform its duties and obligations hereunder.

6.06	It is registered as a transfer agent under Section 17A(c) of the Securities Exchange Act of 1934, as amended.

Article 7. Representations and Warranties of each Fund.

7.01	It is duly organized and existing and in good standing under the laws of the State of Maryland with respect to VALIC Company I and the laws of the State of Delaware with respect to VALIC Company II.

7.02	It is empowered under applicable laws and regulations any by its charter and bylaws to enter into and perform this Agreement.

7.03	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

7.04	It is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

7.05	A registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective and appropriate securities laws filings have been made and will continue to be made, with respect to all shares of the Portfolios being offered for sale.

Article 8. Indemnification.

8.01	The Transfer Agent shall not be responsible and each Fund, as to itself, shall indemnify and hold the Transfer Agent harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of the Transfer Agent required to be taken by the Transfer Agent pursuant to this Agreement, provided, however, that the Transfer Agent will not be indemnified for its own willful misfeasance, bad faith or gross negligence or for reckless disregard of its obligations and duties under this Agreement, will not be indemnified for its own willful misfeasance, bad faith or gross negligence or for reckless disregard of its obligations and duties under this Agreement.

(b)	The reasonable reliance by the Transfer Agent on, or reasonable use of the Transfer Agent of, information, records and documents which have been prepared or maintained by or on behalf of the Fund or have been furnished to the Transfer Agent or on behalf of each Fund.

(c)	The reasonable reliance by the Transfer Agent on, or the carrying out by the Transfer Agent of, any instructions or requests of each Fund.

(d)	The offer or sale of Portfolio shares in violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any Federal agency or any state with respect to the offer or sale of such shares in such state unless such violation results from any failure by the Transfer Agent to comply with written instructions of the Fund that no offers or sales of Portfolio shares be made in general or to the residents of a particular state.

(e)	Each Fund’s refusal or failure to comply with the terms of this Agreement, or a Fund’s lack of good faith, negligence or willful misconduct or the breach of any representative or warranty of the Fund hereunder.

8.02	The Transfer Agent shall indemnify and hold each Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to the Transfer Agent’s refusal or failure to comply with the terms of this agreement, or the Transfer Agent’s lack of good faith, negligence or willful misconduct in the performance of its duties, or the breach of any representation or warranty of the Transfer Agent hereunder; provided, however, that a Fund will not be indemnified for its own willful misfeasance, bad faith or gross negligence or for reckless disregard of its obligations and duties under this Agreement.

8.03	At any time the Transfer Agent may apply to any authorized officer of each Fund for instructions, and may consult with each Fund’s legal counsel with the Fund’s prior authorization and at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reasonable reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent shall be protected and indemnified in acting upon any paper or document reasonably believed by the Transfer Agent to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. The Transfer Agent shall also be protected and indemnified in recognizing stock certificates that the Transfer Agent reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

8.04	In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

8.05	In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

8.06	In order that the indemnification provisions contained in this Article 8 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.

8.07	The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

Article 9. Covenants of each Fund and the Transfer Agent.

9.01	Each Fund shall promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Directors or the Board of Trustees, respectively, of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

(b)	A certified copy of the charter or the declaration of trust and bylaws of each Fund and all amendments thereto.

(c)	Copies of the then current registration statement, upon request.

(d)	Such information and reports as the Transfer Agent may reasonably request in connection with each Fund’s anti-money laundering (“AML”) program, to the extent permitted by law. Each Fund further agrees to permit inspection by U. S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its AML program as they may reasonably request.

9.02	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to each Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use and for keeping account of, such certificates, forms and devices.

9.03	The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable; provided, however, that all accounts, books and other records of each Fund (hereinafter referred to as “Fund Records”) prepared or maintained by the Transfer Agent hereunder shall be maintained and kept current in compliance with Section 31 of the 1940 Act and the Rules thereunder. To the extent required by the 1940 Act Requirements, the Transfer Agent agrees that all Fund Records prepared or maintained by the Transfer Agent hereunder are the property of each Fund and shall be preserved and made available in accordance with the 1940 Act Requirements, and shall be surrendered promptly to each Fund on its request. The Transfer Agent agrees at such reasonable times as may be requested by the Board of Directors or the Board of Trustees, respectively, of each Fund and at least semiannually to provide (i) written confirmation to such Board that all Fund Records are maintained and kept current in accordance with the 1940 Act Requirements, and (ii) such other reports regarding its performance hereunder as may be reasonably requested by such Board.

9.04	The Transfer Agent and each Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

9.05	In case of any demands for the inspection of the Shareholder records of a Portfolio, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer Agent reserves the right however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.06

In connection with the services to be provided hereunder, each party may come into possession of non-public personal information regarding customers of the other (“Customer NPI”). Each party hereby covenants that any Customer NPI that a party receives from the other shall be subject to the following limitations and restrictions: each party may disclose and use Customer NPI only as necessary in the ordinary course of business to provide the services identified in the Agreement except as permitted under Regulation S-P and as required by any applicable federal or state law. Each party represents and warrants that it has implemented, and shall continue to carry out for the term of the Agreement, policies and procedures reasonably designed to: (i) ensure the security and confidentiality of records and Customer NPI; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI; and (iii) protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

Article 10. Term and Termination of Agreement.

10.01	This Agreement shall remain in effect until terminated as hereinafter provided. This Agreement may be terminated by each Fund, as to itself, at any time by giving written notice to the Transfer Agent at least 120 days prior to the date on which such termination is to be effective; and provided, further, that this Agreement may be terminated by the Transfer Agent at any time by giving written notice to each Fund at least 120 days prior to the date on which such termination is to be effective. Any reimbursable expenses payable to the Transfer Agent shall be due on any such termination date. The Transfer Agent agrees to use its best efforts to cooperate with the Fund and the successor transfer agent in accomplishing an orderly transition.

Article 11. Miscellaneous.

11.01	Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the others; provided, however, that no consent shall be required for any merger of a Portfolio with, or any sale of all or substantially all the assets of the Portfolio to, another investment company.

11.	02 Except as provided below in Section 2.02, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

11.03	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement with respect thereto, whether oral or written and this Agreement may not be modified except by written instrument executed by both parties.

11.04	This Agreement may be amended or modified by a written agreement executed by all parties and authorized or approved by a resolution of the Board of Trustees or Board of Directors, respectively, of each Fund. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by any through their duly authorized officers, as of the date first above written.

VALIC RETIREMENT SERVICES COMPANY

By:	/s/ Kurt W. Bernlohr
Name:	Kurt W. Bernlohr
Title:	Senior Vice President

ATTEST:

/s/ Shana L. Walker

VALIC COMPANY I

By:	/s/ Kurt W. Bernlohr
Name:	Kurt W. Bernlohr
Title:	President

ATTEST:

/s/ Shana L. Walker

VALIC COMPANY II

By:	/s/ Kurt W. Bernlohr
Name:	Kurt W. Bernlohr
Title:	President

ATTEST:

/s/ Shana L. Walker

Schedule A

Compensation

The Funds shall pay to the Transfer Agent, on an annual basis, for services provided pursuant to the Agreement, in the following amount:

The Funds, including VALIC Company I and VALIC Company II, shall pay to the Transfer Agent, on an annual basis a fee in the aggregate of $132,510. Each Fund’s portion of the aggregate amount shall be based upon the number of Shareholders (i.e., separate accounts, plans, etc.) in such Fund as a percentage of the total number of Shareholders in all Funds.